Exhibit 99.1

Targacept Announces Negative Top-Line Results from Exploratory Study of TC-6499 in Diabetic Gastroparesis

Winston-Salem, NC—April 16, 2015—Targacept, Inc. (NASDAQ: TRGT) today announced top-line results from a Phase 1/2 exploratory study of TC-6499 as a treatment for diabetic gastroparesis, a chronic disorder that slows or stops the passage of food from the stomach to the small intestine. In the trial, TC-6499 did not meet the primary endpoint of the study, change in gastric emptying half-time (BT_t1/2), as measured by a carbon (13C) labeled gastric emptying breath test, relative to placebo.

“The results we saw do not support the prior signal we had seen suggesting that TC-6499 might increase gastric motility in this patient population,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “While TC-6499 did demonstrate a positive safety and tolerability profile in this study, these results do not warrant further development of TC-6499 in this therapeutic area.”

About the Study

The Phase 1/2 exploratory study was a double-blind, placebo-controlled, randomized, four-way crossover study conducted at seven sites in the United States. A total of 21 subjects with diabetic gastroparesis completed the study and received one of four treatments (2mg, 5mg and 10mg of TC-6499 and placebo) in a randomized, crossover manner on each of four treatment visits, with each dosing period separated by approximately seven days. The primary endpoint of the study was change in gastric emptying half-time (BT_t1/2), as measured by a carbon (13C) labeled gastric emptying breath test, for each active treatment relative to placebo. The study also assessed the safety, tolerability and pharmacokinetics of TC-6499.

About Targacept

Targacept has historically focused on developing NNR Therapeutics™ to treat patients suffering from serious nervous system and gastrointestinal/genitourinary diseases and disorders. Targacept is dedicated to building health and restoring independence for patients. For more information, please visit www.targacept.com.

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation those relating to Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contact:

Heather Savelle

MacDougall Biomedical Communications

Telephone: 781.235.3060

Email: hsavelle@macbiocom.com